Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

(“AGREEMENT”)

PURSUANT TO THE ULTRA PETROLEUM 2017 STOCK INCENTIVE PLAN

Name of Participant:	<<NAME>> (“Participant”)

Date of Grant of RSUs:	<<GRANT DATE>> (“Grant Date”)

Restricted Stock Units Granted:	<<RSU TOTAL>>

The Compensation Committee of the Board of Directors of Ultra Petroleum Corp., a Yukon corporation (the “Company”) has approved an award of restricted stock units (“RSUs”) to you, an employee of Ultra Resources, Inc. (“Employer”), and the Company does hereby grant to you, as of the Grant Date specified above, the number of RSUs specified above. The RSUs will only vest to the extent provided in and subject to the conditions described in the attached Schedule 1.

Please indicate your acceptance of this Agreement by signing below, and then returning the original to Jeanette Bowen, our Director of HR, by <<DATE>>.

You should keep a copy of this Agreement for your records.

ULTRA PETROLEUM CORP.

By:
Michael D. Watford President and CEO

AGREED AND ACCEPTED:
Participant:	<<NAME>>

Signature:

RESTRICTED STOCK UNIT AGREEMENT

SCHEDULE 1

This award described in the cover letter to which this Schedule 1 is attached (the “Letter”) is subject to the terms and conditions set forth herein and in the Plan. Definitions of certain terms used herein are in the last section hereof.

1.	Incorporation By Reference; Plan Document. Except as provided herein, this Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. Participant acknowledges the Plan has been made available to Participant and Participant has read or could have read and understood the Plan.

2.	Grant of Award. The Company hereby grants to Participant, as of the Grant Date specified in the Letter, the number of RSUs specified in the Letter. Except as otherwise provided by the Plan, Participant understands and agrees that nothing contained in this Agreement provides, or is intended to provide, Participant with any protection against potential future dilution of Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of common stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3.	Vesting; Forfeiture.

3.1	One-third (1/3) of the RSUs shall vest only on the date such RSUs are converted and the shares of common stock underlying such RSUs are actually delivered to Participant;

3.2	One-third (1/3) of the RSUs shall vest if the Enterprise Value (as defined below) equals or exceeds $6.0 billion (the “100% Requirement”);

3.3	One-third (1/3) of the RSUs shall vest if the Enterprise Value equals or exceeds $6.6 billion (the “110% Requirement”);

provided, however, that no RSUs will vest under paragraph 3.2 or 3.3, above, until the Board has determined that the 100% Requirement or the 110% Requirement, as applicable, has been satisfied, and provided further that any such RSUs that vest will vest only on the date such RSUs are converted and the shares of common stock underlying such RSUs are actually delivered to Participant.

3.4	If, on or before the applicable Vesting Date, Participant’s employment with Employer is terminated for any reason, then the grant and the award to Participant hereunder shall automatically expire and terminate, and no restricted stock units shall vest.

3.5	As used herein: (x) “Enterprise Value” means, as of a given date, the total enterprise value of the Company Group, based on the weighted average closing price of the Company’s common stock during the immediately preceding consecutive 30-day period, as reported on the principal exchange on which the Company’s common stock is traded; and (y) “Company Group” means the Company together with all of its subsidiaries, and any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Emergence Date, pursuant to the Company’s confirmed plan of reorganization.

4.	Payment; Withholding.

4.1	Except as otherwise provided herein or in the Plan, on the Vesting Date the Company will deliver, to Participant, an amount of shares of its common stock equal to the number of vested RSUs awarded to Participant herein.

4.2

Participant agrees and acknowledges that the Company has the power and right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, Participant’s FICA and SDI obligations) which the Company, in its good faith discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs, and if the withholding requirement cannot be satisfied, the Company may otherwise refuse to issue or transfer any shares of common stock otherwise required to be issued pursuant to this Agreement. Without limiting the foregoing, Participant agrees that the Company may withhold shares of common stock otherwise deliverable to Participant hereunder with a Fair Market Value equal to Participant’s total income and employment taxes imposed as a result of the vesting and/or settlement of the RSUs to the extent provided in the Plan.

5.	Non-Transferability. No portion of or interest in the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein.

6.	Dividends; Rights as Stockholder. Cash dividends on the number of shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of Participant with respect to each RSU granted to Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock underlying the RSUs are delivered to Participant in accordance with the provisions hereof. Stock or property dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of Participant with respect to each RSU granted to Participant, provided that such stock or property dividends shall be paid in (i) shares of Common Stock, (ii) in the case of a spin-off, shares of stock of the entity that is spun-off from the Company, or (iii) other property, as applicable and in each case, at the same time that the shares of Common Stock underlying the RSUs are delivered to Participant in accordance with the provisions hereof. Except as otherwise provided herein, Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any RSU unless and until Participant has become the holder of record of such shares.

7.	Additional Provisions.

7.1	All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the choice of law principles thereof.

7.2	The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates, if any, representing shares of common stock issued pursuant to this Agreement. Participant shall, at the request of the Company, promptly present to the Company any and all certificates, if any, representing shares of common stock acquired pursuant to this Agreement in the possession of Participant in order to carry out the provisions of this paragraph.

7.3	No waiver or non-action by either party hereto with respect to any breach by the other party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.

7.4	This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Compensation Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and Participant. The Company shall give written notice to Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

7.5	Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Director of Human Employer and the General Counsel of the Company. Any notice by the Company shall be given to Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as Participant may have on file with the Company.

7.6	Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate Participant’s employment or service at any time, for any reason and with or without Cause.

7.7	Participant unambiguously authorizes, agrees and consents to transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This consent and authorization is freely given.

7.8	The grant of RSUs and the issuance of shares of common stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other applicable law, rule, regulation or exchange requirement. The Company shall not be obligated to issue RSUs or shares of common stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to settlement of the RSUs, the Company may require Participant to satisfy any qualifications necessary or appropriate to evidence compliance with any applicable law or regulation.

7.9	This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

7.10	The titles and headings herein are for convenience of reference only and shall not be deemed to be a part of this Agreement.

7.11	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

7.12	Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes hereof and the consummation of the transactions contemplated in this Agreement and the Plan; provided that no such additional documents shall contain terms or conditions inconsistent with the terms and conditions of this Agreement.

7.13	The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

7.14	Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

8.	Definitions. Certain terms used herein are defined in the Plan. Certain other terms are defined below:

8.1	“Code” means the Internal Revenue Code of 1986, as amended.

8.2	“Employer” means Ultra Resources, Inc.

8.3	“Participant” is defined in the Letter.

8.4	“Plan” means the Ultra Petroleum Corp. 2017 Stock Incentive Plan, effective as of the Emergence Date.

8.5	“Vesting Date” means the date the RSUs awarded to Participant are converted and the shares of common stock underlying the vested RSUs are actually delivered to Participant.